LUXFER INC. SERVICE AGREEMENT THIS AGREEMENT BETWEEN (1) {2) LUXFER, INC. (A Delaware Corporation) whose principal place of business is at 3016 Kansas Avenue Riverside CA 92507 [or B.A. Holdings, Inc. 'the Company"), and ANDREW BUTCHER of [ -- ] MEANtNG OF WORDS U$ED "Board": the Board of Directors of Luxfer from time to time (inch,1ding any committee.of the Boa� duly appointe(l by it); "Group Company": a holding company from time to time of the Company or any subsidiary or assoclcited coinpariy from time to time of the company or of any such holding company ''Luxfer" Luxfer Holdings PLC the ultimate holding company of the Company; "Luxfer Group" means !he Group Companies whose .ultimate holding company !e Luxfer; �Person": includes .a body corporate and an unincorporated association of persons and references to a company include any bod.y corporate. "Termination Date• the date this Agreement terminates for any reason. RECITALS This Agreement contains the entire and only agreement and will govern the relationship between the Company and you from the Commencement Date, superceding and replacing all previous agreements and arranf:iements (whether written, oral or implied) between the Company or any Group Campany and you relating to your s.ervices all of which you agree by executing this Agreement will be deemed to have terminated by mutual consent with effect from the Commencement Date except ai; set out in clause 9.3 below. 1. APPOINTMENT, POSITION AND DURATION 1.1 You will be employed in the position as described in the schedule to this Agreement ("the Schedule"). You will be employed in this position, subject to the terms of this Agreement and to any subsequent mutually agreed variation in your position, until this Agreement is terminated in accordance with clause 14 below. At the sole discretion of the Chief Executive of Luxfer you will be required to join, withQut additional compensation, the Executive Management Bo.ard of Luxfer, Continued membership of the Executive Management Board is at the sole discretion of the Chief Executive of Luxfer and can be withdrawn at any time Without cunstitutrng a breach of this Agreement on the part of the Company. 1.2 Your .employment with the Company in the position set out in the Schedule shall � be deemed to have commenced on the Commencement Date shown in the Schedule. For the purpose of statutory continuity of service your employment with Luxfer Gas Cylinders Limited counts towards your period of contin:Uous employment with the Company and. your period of continuous employment therefore commenced on the date shown in the Schedule. You consent to the transfer.of your employment under this Agreement to a Group Company at any time dunng your appointment 1.3 You will if and so long as you ate required by the. Company carry out duties and/or act as director of the Company andlor a director, officer, or employee of any other Group Company without additional compensation. LUXFER INC. 3016 KansB.$ Awnue Riverside, CA 92507 SOl-186942v2